Compensation Committee Meeting--12/18/97
Supplemental Executive Retirement Plan Resolutions
(Committee Approval Only)
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RESOLVED, That, based on studies and recommendations of the Committee's outside consultant, the Committee hereby approves the following amendments to the Supplemental Executive Retirement Plan, effective December 17, 1997:

1. The definition of Years of Service in Section 1.31 of the Plan is revised to read as follows:

         YEARS OF SERVICE means the total years of service as determined under the terms of the Retirement Plan for purposes of determining the Participant's vested or nonforfeitable interest in the Retirement Plan. For any Participant who is not in pay status as of December 17, 1997, Years of Service means two times the total years of service as determined under the terms of the Retirement Plan for purposes of determining the Participant's vested or nonforfeitable interest in the Retirement Plan plus five additional Years of Service for employment with any prior employer other than the Corporation or an Affiliate. In addition, Years of Service includes service with a successor corporation following a Change in Control to the extent that such service would be recognized for purposes of determining the Participant's vested or nonforfeitable interest in the Retirement Plan if such successor were the Corporation. In the event of a Change in Control, Years of Service shall also include two additional Years of Service if the Participant becomes entitled to payments under a severance agreement under the Crestar Financial Corporation Executive Severance Plan (the "Executive Severance Plan") that provides for a lump sum severance amount based on two times his base pay and bonus or three additional Years of Service if the Participant becomes entitled to payments under a severance agreement under the Executive Severance Plan that provides for a lump sum severance amount based on three times his base pay and bonus. To the extent approved by the Committee, Years of Service shall include additional service with a predecessor employer or entity acquired by the Corporation or an Affiliate. Except as provided in the second sentence of this Section 1.31, a period of service with the Corporation, an Affiliate, a predecessor employer or entity, a successor or any other period shall only be counted once in determining a Participant's Years of Service. Notwithstanding the foregoing, a Participant's Years of Service shall not be less than the number of years determined in accordance with the provisions of Exhibit I to the Plan as approved by the Committee from time to time and in all events the total Years of Service credited to a Participant under this
         Section 1.31 and Exhibit I in excessof twenty Years of Service shall be disregarded.

2. The definition of "Offset Amount" in Section 1.23 is amended by adding the following sentence to the end of that Section:


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         OFFSET AMOUNT shall also include for any Participant who is credited under Section 1.31 with five Years of Service for service with a prior employer or for any other service with an employer other than the Corporation or an Affiliate, the sum of the annual benefits, if any, payable to or on behalf of that Participant for his lifetime under any qualified or nonqualified defined benefit plan of a prior employer and assuming a benefit commencement date as of the date that benefits are scheduled to commence under Article III or IV.